EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-89204 and 333-92196 on Form S-3 and Registration Statement Nos. 333-134430, 333-94387, 333-91526, 333-113617 and 333-116180 on Form S-8 of our report dated February 27, 2008, relating to the consolidated financial statements of Quicksilver Resources Inc. and subsidiaries and the effectiveness of Quicksilver Resources Inc.’s internal control over financial reporting (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment), appearing in this Annual Report on Form 10-K of Quicksilver Resources Inc. and subsidiaries for the year ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Fort Worth, Texas
February 27, 2008